Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS FOURTH QUARTER AND

2016 FISCAL YEAR RESULTS

Hong Kong – April 10, 2017 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on markets in Pan-Asia, today reported operating results for the fourth quarter and fiscal year ended December 31, 2016 and reviewed recent corporate developments.

Key Financial Metrics

•	Consolidated revenue from continuing operations of $357,000 for the fourth quarter and $2.0 million for the 2016 fiscal year

•	Net losses from continuing operations of $2.4 million for the fourth quarter and $5.3 million for the 2016 fiscal year

•	Cash balance of $33.6 million and zero debt as of December 31, 2016

In the 2016 fiscal year, the Company sold the principal assets related to the gaming products operations and all the gaming assets in Cambodia and exited both these businesses. As a result, all revenue and expenses associated with the gaming products operations and Cambodia gaming operations have been reclassified as discontinued operations for the periods presented.

Financial Performance

The Company’s fourth quarter and 2016 fiscal year consolidated revenue from continuing operations comprised the Philippines gaming operations.

Consolidated revenue was $357,000 for the fourth quarter of 2016, a decrease of 47% compared to $676,000 in the fourth quarter of 2015. Consolidated revenue was $2.0 million for the 2016 fiscal year, a decrease of 26% compared to $2.6 million in the prior year. The decreases were due to a reduced operating base of electronic gaming machines (EGMs) as a result of the expiration of the EGM leasing agreement with Leisure World VIP Slot Club on June 30, 2016 and lower average daily net win per unit due to increased competition.

Selling, general and administrative (SG&A) and research and development (R&D) expenses totaled $2.3 million for the fourth quarter of 2016 compared to $1.4 million in the prior year period. SG&A and R&D expenses totaled $5.6 million for the 2016 fiscal year compared to $4.4 million in the prior year. The increases primarily related to the ramping up of the social gaming operations, which comprised $1.0 million and $2.0 million of the total combined SG&A and R&D expenses for the fourth quarter and 2016 fiscal year, respectively.

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Entertainment Gaming Asia Reports Q4 and 2016 Fiscal Year Earnings Results, 4/10/2017	page 2

In accordance with relevant accounting standards for software development, the Company capitalizes certain software development costs for the social gaming products. Therefore, SG&A and R&D expenses are not indicative of total costs related to social gaming. Total combined cash operating expenses and capitalized costs related to the social gaming operations were $1.1 million for the fourth quarter of 2016, $3.8 million in the 2016 fiscal year and $410,000 in the 2015 fiscal year. The rising costs are primarily due to salaries as a result of the increasing headcount and higher marketing and technology expenses since the test launch of the social gaming app, City of Games, in August 2016.

The Company reported adjusted LBITDA from continuing operations of $2.2 million in the fourth quarter of 2016 compared to $978,000 in the fourth quarter of 2015. Adjusted LBITDA from continuing operations was $4.4 million in the 2016 fiscal year compared to $2.5 million in the 2015 fiscal year.

Net loss from continuing operations was $2.4 million, or $0.17 per share, for the fourth quarter of 2016 compared to a loss of $1.3 million, or $0.09 per share, for the fourth quarter of 2015. The Company reported a net loss from continuing operations of $5.3 million, or $0.37 per share, for the 2016 fiscal year compared to a loss of $3.9 million, or $0.27 per share, for the 2015 fiscal year. The weighted average diluted share count was 14.5 million shares for all periods. The increases in net losses from continuing operations were primarily due to lower gaming operations revenue, higher operating expenses (mainly related to the social gaming operations) and higher taxes due to an income tax provision and movement in the deferred tax assets for the Philippines operations. This was partially offset by lower depreciation and amortization expenses related to the gaming operations. For the 2016 fiscal year, the increase in net loss was also partially offset by a $369,000 gain on the July 2016 disposition of 154 EGM seats that were placed in Leisure World VIP Slot Club in the Philippines.

The Company reported a net loss of $6.7 million for the fourth quarter of 2016 compared to a loss of $2.7 million for the fourth quarter of 2015. The fourth quarter of 2016 net loss included a net loss of $4.3 million from the discontinued Cambodia gaming operations. The fourth quarter of 2015 net loss included a net loss of $1.3 million from the discontinued gaming products and Cambodia gaming operations.

The Company reported a net loss of $9.7 million for the 2016 fiscal year compared to income of $820,000 for 2015 fiscal year. The 2016 fiscal year net loss included a net loss of $4.4 million from the discontinued gaming products and Cambodia gaming operations. The 2015 fiscal year net income included net income of $4.8 million from the same discontinued operations.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “During 2016, we disposed of all of our gaming assets in Cambodia, certain gaming assets in the Philippines and the principal assets of the gaming products business. These sales have provided cash proceeds of $10.3 million and the potential for earn-outs on certain gaming chip and plaque sales related to the now discontinued gaming products business. To date, we have received $8.1 million of the sales proceeds and no earn-outs on gaming chip and plaque sales.

“Our reduced base of operations coupled with the expenses related to the social gaming operations, which remain in the testing phase, and corporate overhead, presently have a negative impact on our cash flow. We currently have approximately $32 million in cash and are exploring avenues to apply these resources in ways to enhance value for our shareholders.”

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Entertainment Gaming Asia Reports Q4 and 2016 Fiscal Year Earnings Results, 4/10/2017	page 3

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company engaged in the leasing of electronic gaming machines to the gaming industry in the Philippines.  The Company is also developing a free-to-play online social gaming platform focused on Asian markets.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for: the Company’s ability to develop and successfully launch a social gaming platform and fund this initiative; expectations for the viability of the social gaming platform and its revenue model; and the Company’s expectations for deploying its resources to improve enhance shareholder value. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability: to identify and successfully develop new projects; acquire additional capital as and when needed; adapt to potential changes in gaming policies and political stability in the countries in which the Company operates; the ability to successfully commercialize its social gaming platform and operate in the social gaming market; and, those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q4 and 2016 Fiscal Year Earnings Results, 4/10/2017	page 4

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive (Loss)/Income

	Three-Month Period Ended December 31,		Year Ended December 31,
(amounts in thousands, except per share data)	Unaudited 2016	Unaudited 2015	2016	2015
Revenue:
Gaming operations	350	676	1,951	2,641
Social gaming	7	—	8	—
Total revenue	357	676	1,959	2,641

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment depreciation	69	113	351	452
Casino contract amortization	—	94	187	387
Other gaming related intangibles amortization	—	63	96	252
Other operating costs	177	182	762	696
Cost of social gaming	120	—	197	—
Selling, general and administrative expenses	1,998	1,175	4,710	4,098
Gain on disposition of assets	—	—	(369)	—
Research and development expenses	340	263	887	271
Depreciation and amortization	22	24	88	94
Total operating costs and expenses	2,726	1,914	6,909	6,250

Loss from operations	(2,369)	(1,238)	(4,950)	(3,609)

Other (expenses)/income:
Interest expense and finance fees	—	—	—	(3)
Interest income	22	3	29	13
Foreign currency losses	(47)	(53)	(86)	(147)
Other	5	4	20	15
Total other expenses	(20)	(46)	(37)	(122)

Loss from continuing operations before income tax	(2,389)	(1,284)	(4,987)	(3,731)

Income tax expenses	43	51	357	217

Net loss from continuing operations	(2,432)	(1,335)	(5,344)	(3,948)
Net (loss)/income from discontinued operations, net of tax	(4,317)	(1,323)	(4,391)	4,768

Net (loss)/income attributable to EGT stockholders	$(6,749)	$(2,658)	$(9,735)	$820

Other comprehensive (loss)/income:
Defined benefit pension plan	(5)	3	(5)	3
Foreign currency translation	(61)	32	(119)	(47)
Total other comprehensive (loss)/income, net of tax	(66)	35	(124)	(44)

Comprehensive (loss)/income attributable to EGT stockholders	$(6,815)	(2,623)	$(9,859)	$776

Per share data (basic and diluted):
(Loss)/earnings	$(0.47)	$(0.18)	$(0.67)	$0.06
Loss from continuing operations	$(0.17)	$(0.09)	$(0.37)	$(0.27)
(Loss)/earnings from discontinued operations, net of tax	$(0.30)	$(0.09)	$(0.30)	$0.33

Weighted basic and diluted average common shares outstanding	14,464	14,460	14,464	14,457

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Entertainment Gaming Asia Reports Q4 and 2016 Fiscal Year Earnings Results, 4/10/2017	page 5

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
(amounts in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$33,599	$30,681
Accounts receivable, net	128	724
Amounts due from related parties	-	257
Other receivables	1,051	78
Inventories	21	2,378
Prepaid expenses and other current assets	235	295
Contract amendment fees	-	18
Total current assets	35,034	34,431

Gaming equipment, net	389	2,985
Casino contracts	-	528
Property and equipment, net	915	5,919
Goodwill	315	332
Intangible assets, net	1,512	391
Deferred tax asset	59	274
Prepaids, deposits and other assets	1,204	425
Total assets	$39,428	45,285

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$79	$288
Amounts due to related parties	160	239
Accrued expenses	1,118	1,755
Income tax payable	161	2
Deferred revenues, current portion	2	9
Customer deposits and other current liabilities	54	529
Total current liabilities	1,574	2,822

Other liabilities	441	880
Deferred tax liabilities	5,654	29
Total liabilities	7,669	3,731

Stockholders’ equity:
Common stock, $.001 par value, 250,000,000 (2015: 38,000,000) shares authorized;14,464,220 shares issued and outstanding	14	14
Additional paid-in-capital	47,827	47,763
Accumulated other comprehensive income	585	709
Accumulated losses	(16,668)	(6,933)
Total EGT stockholders’ equity	31,758	41,553
Non-controlling interest	1	1
Total stockholders’ equity	31,759	41,554
Total liabilities and stockholders’ equity	$39,428	$45,285

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Entertainment Gaming Asia Reports Q4 and 2016 Fiscal Year Earnings Results, 4/10/2017	page 6

Entertainment Gaming Asia Inc.

Adjusted LBITDA from Continuing Operations

(Unaudited)

	Three-Month Period Ended December 31,		Year Ended December 31,

(amounts in thousands)	2016	2015	2016	2015
Net loss from continuing operations – GAAP basis	$(2,432)	$(1,335)	$(5,344)	$(3,948)
Interest expense and finance fees	—	—	—	3
Interest income	(22)	(3)	(29)	(13)
Income tax expenses	43	51	357	217
Depreciation and amortization	188	293	883	1,184
Stock-based compensation expenses	3	16	64	83
Gain on disposition of assets	—	—	(369)	—
Adjusted LBITDA from continuing operations	$(2,220)	$(978)	$(4,438)	$(2,474)

Adjusted LBITDA is losses before interest, taxes, depreciation, amortization, stock-based compensation, gain on disposition of assets and other non-cash operating income and expenses. Adjusted LBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted LBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted LBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported LBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted LBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted LBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted LBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, taxes and other non-recurring charges, which are not reflected in Adjusted LBITDA. Entertainment Gaming Asia’s calculation of Adjusted LBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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